Exhibit 10.22

EXECUTIVE AGREEMENT

EXECUTIVE AGREEMENT (the “Agreement”), dated as of September 1, 2010, between Arch Chemicals, Inc., a Virginia corporation (“Arch Chemicals”), and Luis Fernandez-Moreno (the “Executive”).

WHEREAS, Arch Chemicals and the Executive desire to provide the Executive with severance benefits in the event of the Executive’s termination of employment; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.

As used in this Agreement:

(a) “Cause” means the willful and continued failure of the Executive to substantially perform his or her duties; the willful engaging by the Executive in gross misconduct significantly and demonstrably financially injurious to Arch Chemicals; or willful misconduct by the Executive in the course of his or her employment which is a felony or fraud. No act or failure to act on the part of the Executive will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Arch Chemicals or not opposed to the interests of Arch Chemicals.

(b) “Change in Control” means the first of the following to occur:

(i) there is consummated a merger or consolidation to which Arch Chemicals or any Subsidiary of Arch Chemicals is a party if the merger or consolidation would result in the voting securities of Arch Chemicals outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 50% of the combined voting power of the securities of Arch Chemicals or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(ii) direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of Arch Chemicals representing in the aggregate 20% or more of the total combined voting power of Arch Chemicals’ then issued and outstanding securities is acquired by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (1) any acquisition by Arch Chemicals or any of its Subsidiaries, (2) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by Arch

Chemicals or any corporation controlled by Arch Chemicals, (3) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (4) any acquisition by a corporation owned, directly or indirectly, by the stockholders of Arch Chemicals in substantially the same proportions as their ownership of stock of Arch Chemicals and (5) any acquisition in connection with a merger or consolidation which, pursuant to paragraph (A) above, does not constitute a Change of Control;

(iii) there is consummated a transaction for the sale or disposition by Arch Chemicals of all or substantially all of Arch Chemicals’ assets, other than a sale or disposition by Arch Chemicals of all or substantially all of Arch Chemicals’ assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by stockholders of Arch Chemicals in substantially the same proportions as their ownership of Arch Chemicals immediately prior to such sale;

(iv) the stockholders of Arch Chemicals approve any plan or proposal for the liquidation of Arch Chemicals; or

(v) the occurrence within any 24-month or shorter period of a change in the composition of the Board of Directors of Arch Chemicals (the “Board”) such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board. For purposes of this subparagraph, “Continuity Directors” means (1) those members of the Board who were directors on the date hereof and (2) those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Arch Chemicals) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing directors who either were directors on the date hereof or were previously so elected or appointed.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Disability” means that the Executive has suffered incapacity due to physical or mental illness which meets the criteria for disability established at the time under Arch Chemicals’ short-term disability plan.

(e) “Executive Severance” means the greater of (A) $1,000,000 or (B) the sum of:

(i) twelve months of the Executive’s then current monthly salary (without taking into account any reductions which may have occurred at or after the date of a Change in Control); plus

(ii) an amount equal to the greater of (A) the Executive’s average annual award actually paid under Arch Chemicals’ short-term annual cash incentive compensation plans or programs (“ICP”) (including zero if nothing was paid or deferred but including any portion thereof the Executive has elected to defer) for the three completed fiscal years immediately preceding the date of Termination (or if the Executive has not participated in ICP for such three completed fiscal years, the average of any such awards for the shorter period of years in which the Executive was a participant) and (B) the Executive’s then current ICP standard annual award.

(f) “Potential Change in Control” means:

(i) Arch Chemicals has entered into an agreement the consummation of which would result in a Change in Control;

(ii) any person (including Arch Chemicals) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

(iii) Arch Chemicals learns that any person (other than (x) an employee benefit plan of Arch Chemicals or a subsidiary of Arch Chemicals (or the plan’s related trust) or (y) a person who has, to the extent permitted by applicable law, only filed a Schedule 13G or 13F with respect to its holdings in Arch Chemicals) has become the beneficial owner directly or indirectly of securities of Arch Chemicals representing 9.5% or more of the combined voting power of Arch Chemicals’ then outstanding securities ordinarily entitled to vote in elections of directors; or

(iv) the Board of Directors of Arch Chemicals adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of Arch Chemicals has occurred; provided, if an event specified in clause (iii) above has occurred by or on the date hereof, such event shall not be deemed a Potential Change in Control unless such person acquires another 1% of such securities subsequent to the date hereof.

(g) “Section 409A” means Section 409A of the Code, the Treasury Regulations promulgated under Section 409A of the Code and other guidance issued by the Internal Revenue Service in respect of Section 409A of the Code, in each case as in effect from time to time.

(h) “Termination” means the earliest to occur of the following:

(i) The Executive is discharged by Arch Chemicals other than for Cause;

(ii) The Executive (x) is determined by Arch Chemicals to have incurred a Disability, (y) retains such Disability status until the 29th month anniversary of the date that Arch Chemicals made such Disability determination and (z) continues to receive payments under the Arch Chemical disability plans until such 29th month anniversary, provided that the 29th month anniversary date shall be the date of Termination for purposes of this Agreement; and

(iii) The Executive terminates his or her employment in the event that:

(1) Arch Chemicals requires the Executive to relocate the Executive’s then office to an area that increases by more than 30 miles the commuting distance, on a daily basis, from the Executive’s then residence, except that prior to a Change in Control, a requirement to relocate the Executive’s office to Arch Chemicals’ corporate headquarters or Arch Chemical’s offices in Atlanta, Georgia is not a basis for Termination;

(2) Arch Chemicals reduces the Executive’s base salary (in the event of a Change in Control, as in effect immediately prior to the Change in Control);

(3) Arch Chemicals fails to continue in any material respect the Executive’s participation in its benefit plans (including incentive compensation and stock options), both in terms of the amount of the benefits provided (other than due to Arch Chemicals’ or a relevant operation’s financial or stock price performance provided such performance is a relevant criterion under such plan) and the level of the Executive’s participation relative to other participants as exists on the date hereof; provided that, with respect to annual and long term incentive compensation plans, the basis with which the amount of benefits and level of participation of the Executive shall be compared shall be the average benefit awarded to the Executive under the relevant plan during the three completed fiscal years immediately preceding the date of Termination;

(4) Following a Change in Control, Arch Chemicals fails to substantially maintain its benefit plans as in effect at the time of the Change in Control, unless reasonably equivalent arrangements (embodied in an on-going substitute or alternative plan) have been made with respect to such plans;

(5) Following a Change in Control, the Executive’s duties, position or reporting responsibilities are materially diminished; or

(6) A willful and material breach by Arch Chemicals of this Agreement or the Executive’s offer letter dated July 2, 2010.

Notwithstanding anything to the contrary contained herein, the Executive will not be entitled to terminate employment and receive the payments and benefits set forth in Sections 4 and 5 as the result of the occurrence of any event specified in the foregoing clause (iii) (each such event, “a Good Reason Event”) unless, within 90 days following the occurrence of such event, the Executive provides written notice to Arch Chemicals of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. Arch Chemicals will have 30 days from the receipt of such notice within which to cure (such period, the “Cure Period”) the circumstances giving rise to the Good Reason Event. If, during the Cure Period, such event is remedied, then the Executive will not be permitted to terminate employment and receive the payments and benefits set forth in Sections 4 and 5 as a result of such Good Reason Event. If, at the end of the Cure Period, the Good Reason Event has not been remedied, the Executive will be entitled to terminate employment as a result of such Good Reason Event during the 45 day period that follows the end of the Cure Period. If the Executive terminates employment during such 45 day period, so long as the Executive delivered the written notice to Arch Chemicals of the occurrence of the Good Reason Event at any time prior to the expiration of this Agreement, for purposes of the payments, benefits and other entitlements set forth in

Sections 4 and 5 of this Agreement, the termination of the Executive’s employment pursuant thereto shall be deemed to be a Termination before the expiration of this Agreement. If the Executive does not terminate employment during such 45 day period, the Executive will not be permitted to terminate employment and receive the payments and benefits set forth in Sections 4 and 5 as a result of such Good Reason Event.

For purposes solely of clarification, it is understood that (i) if, in connection with the spinoff of an Arch Chemicals business or Arch Chemicals’ assets as a separate public company to Arch Chemicals’ shareholders, the Executive accepts employment with, and becomes employed at, the spunoff company or its affiliates, the termination of the Executive’s employment with Arch Chemicals shall not be considered a “Termination” for purposes of this Agreement, provided that a Change in Control shall not have occurred prior to the termination of the Executive’s employment with Arch Chemicals and (ii) in connection with the sale of an Arch Chemicals business to a third party or the transfer or sale of an Arch Chemicals business or Arch Chemicals’ assets to a joint venture to be owned directly or indirectly by Arch Chemicals with one or more third parties, if the Executive accepts employment with, and becomes employed by, such buyer or its affiliates or such joint venture or its affiliates in connection with such transaction, such cessation of employment with Arch Chemicals shall not be considered a “Termination” for purposes of this Agreement.

(i) “Subsidiary” means any entity in which Arch Chemicals, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

2. [This paragraph intentionally left blank].

3. Term/Executive’s Duties.

(a) The term of this Agreement shall expire at the end of December 31, 2011. If during the term of this Agreement a Potential Change in Control or Change in Control occurs, the then applicable term shall be the later of (i) the end of the calendar year of the third anniversary of the date on which any Potential Change in Control occurs and (ii) the end of the calendar year of the third anniversary of the date on which any Change in Control occurs. The expiration of this Agreement will not affect any of the Executive’s rights resulting from a Termination prior to such expiration. In the event of the Executive’s death while employed by Arch Chemicals, this Agreement shall terminate and be of no further force or effect on the date of his or her death; provided that the Executive’s death will not affect any of the Executive’s rights resulting from a Termination prior to death.

(b) During the period of the Executive’s employment by Arch Chemicals, the Executive shall devote his or her full time efforts during normal business hours to Arch Chemicals’ business and affairs, except during reasonable vacation periods and periods of illness or incapacity. Nothing in this Agreement will preclude the Executive from devoting reasonable periods required for service as a director or a member of any organization involving no conflict of interest with Arch Chemicals’ interest; provided that no additional position as director or member shall be accepted by the Executive during the period of his or her employment with Arch Chemicals without its prior consent.

(c) The Executive agrees that in the event of any Potential Change in Control of Arch Chemicals occurring from time to time after the date hereof, the Executive will remain in the employ of Arch Chemicals until the earlier of (i) the end of the six month period following the occurrence of such Potential Change in Control and (ii) a Change in Control.

4. Executive Severance Payment.

(a) In the event of a Termination occurring before the expiration of this Agreement, Arch Chemicals will pay the Executive a lump sum in an amount equal to the Executive Severance, provided that, if the Termination occurs prior to a Change in Control (such Termination, a “Pre-CIC Termination”), no amounts shall be payable to the Executive unless, on or prior to the 60th day following the date of the Pre-CIC Termination, (i) the Executive shall have executed the Release described in Section 4(f) and (ii) such Release shall have become effective and irrevocable. Any amount payable pursuant to this paragraph 4(a) as a result of a Pre-CIC Termination shall be paid on the 61st day following the date of Termination (“Release Effective Date”). In the event of a Termination on or after a Change in Control, (such Termination, a “CIC Termination”), any amount payable pursuant to this paragraph 4(a) shall be paid within 10 days of the date of Termination.

(b) In the event of a CIC Termination, in addition to the Executive Severance paid under paragraph 4(a) above, Arch Chemicals will pay a Change in Control severance premium to the Executive in an amount equal to two times the Executive Severance. The Change in Control severance premium, if it becomes due, will be made within 10 days of the date of Termination.

(c) The amount due under paragraph 4(a) and 4(b), if any, will be reduced to the extent that, if such amount in the aggregate were paid in equal monthly installments over a 12-month period (or in the event both paragraph 4(a) and 4(b) are applicable, a 36-month period), no installment would be paid after the Executive’s sixty-fifth birthday.

(d) The Executive will not be required to mitigate the amount of any payment provided for in paragraph 4(a) or 4(b) by seeking other employment or otherwise, nor shall any compensation received by the Executive from a third party reduce such payment except as explicitly provided in this Agreement. Except as may otherwise be expressly provided herein, nothing in this Agreement will be deemed to reduce or limit the rights which the Executive may have under any employee benefit plan, policy or arrangement of Arch Chemicals. Except as expressly provided in this Agreement, payments made under paragraph 4 shall not be affected by any set-off, counterclaim, recoupment, defense or other claim which Arch Chemicals may have against the Executive; provided that no payment or benefit provided to the Executive under this Agreement shall be subject to set-off, counterclaim, recoupment, defense or other claim to the extent resulting in any tax liability under Section 409A.

(e) If the Executive receives the Executive Severance, the Executive will not be entitled to receive any other severance otherwise payable to the Executive under any other severance plan of Arch Chemicals. If on the Termination date the Executive is eligible and is receiving payments under any then existing Arch Chemicals disability plan, then the Executive agrees that all such payments may, and will be, suspended and offset for 12 months (or in the event paragraph 4(b) is also applicable, 36 months) (subject to applicable law) following the Termination date. If after such period the Executive remains eligible to receive disability payments, then such payments shall resume in the amounts and in accordance with the provisions of the applicable Arch Chemicals disability plan.

(f) If the Termination is a Pre-CIC Termination, the Executive shall not be entitled to the Executive Severance or, except for payments and benefits that the Executive is legally entitled to receive under applicable law, the benefits and payments provided pursuant to paragraph 5 below unless and until the Executive shall have executed and delivered to Arch Chemicals a release substantially in the form of Exhibit A hereto (the “Release”) and, on or prior to the 60t h day following the date of Termination, such Release becomes effective and irrevocable in accordance with the terms thereof. Whether the release is “substantially” in such form shall be determined by Arch Chemicals in its sole discretion. If the Termination is a CIC Termination, no such release shall be required.

5. Other Benefits.

(a) If the Executive becomes entitled to payment under paragraph 4(a), the Executive will receive 12 months service credit under all Arch Chemicals Pension Plans for which the Executive was eligible at the time of the Termination (i.e., under Arch Chemicals’ qualified Pension Plans to the extent permitted under then applicable law, otherwise such credit will be reflected in a supplementary pension payment from Arch Chemicals to be due at the times and in the manner payments are due the Executive under such qualified pension plans), and for 12 months from the date of the Termination the Executive (including covered dependents) will continue to enjoy coverage on the same basis as a similarly situated active employee under all Arch Chemicals medical, dental, and life insurance plans to the extent the Executive was enjoying such coverage immediately prior to the Termination, provided that in the case of a Pre-CIC Termination, the Executive shall forfeit all such coverage if the Executive fails to satisfy the Release requirements under paragraph 4(f) and the Executive will be required to repay the cost of all benefits provided to the Executive (and the Executive’s eligible dependants) prior to the Release Effective Date. The Executive’s entitlement to insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, would commence at the end of the period during which insurance coverage is provided under this Agreement without offset for coverage provided hereunder. Except as specifically permitted by Section 409A, the medical, dental and life insurance coverage provided to the Executive (and the Executive’s eligible dependents) during any calendar year shall not affect the coverage provided in any other calendar year, and the right to such coverage cannot be liquidated or exchanged for any other benefit. The Executive shall accrue no vacation during the 12 months following the date of Termination but shall receive payment for accrued and unused vacation existing at the time that the Termination occurs. The accrued vacation pay, if any, shall be paid in a lump sum when the Executive

Severance is paid. In the case of a pre-CIC Termination, the Executive shall not be entitled to an ICP award for the calendar year in which the Termination occurs.

(b) If the Executive becomes entitled to payment under paragraph 4(b), the insurance coverage provided for in paragraph 5(a) will be for an additional 24-month period beyond the period provided in paragraph 5(a).

(c) Notwithstanding the foregoing paragraph 5(a) and 5(b), no such service credit or insurance coverage will be afforded by this Agreement with respect to any period after the Executive’s sixty-fifth birthday.

(d) In the event of a Termination, Arch Chemicals shall pay to the Executive, subject to the Executive’s satisfaction of the Release requirements under Section 4(f), an amount equal to $100,000, which amount may be used by the Executive to obtain outplacement counseling and associated services. Such amount shall be paid to the Executive on the date that the Executive receives his or her Executive Severance.

(e) If the Executive becomes entitled to the payment under paragraph 4(b), at the end of the period for insurance coverage provided in accordance with paragraph 5(b), the Executive shall, subject to the Executive’s satisfaction of the Release requirements under paragraph 4(f), be entitled to continue in Arch Chemicals’ medical and dental coverage (including dependent coverage) on terms and conditions no less favorable to the Executive as in effect prior to the Change in Control for the Executive until the Executive reaches age 65; provided that if the Executive obtains other employment which offers medical or dental coverage to the Executive and his or her dependents, the Executive shall enroll in such medical or dental coverage, as the case may be, and the corresponding coverage provided to the Executive hereunder shall be secondary coverage to the coverage provided by the Executive’s new employer so long as such employer provides the Executive with such coverage. Except as specifically permitted by Section 409A, the medical and dental coverage provided to the Executive (and the Executive’s eligible dependents) during any calendar year shall not affect the coverage provided in any other calendar year, and the right to such coverage cannot be liquidated or exchanged for any other benefit.

(f) If there is a Change in Control, Arch Chemicals shall not reduce or diminish the insurance coverage or benefits which are provided to the Executive under paragraph 5(a), 5(b) or 5(e) during the period the Executive is entitled to such coverage; provided the Executive makes the premium payments required by active employees generally for such coverage, if any, under the terms and conditions of coverage applicable to the Executive. Following a Change in Control, incentive compensation plans in which the Executive participates shall contain reasonable financial performance measures and shall be consistent with practice prior to the Change in Control.

6. CIC Participation.

(a) In the event that the Executive participates or agrees to participate by loan or equity investment (other than through ownership of less than 1% of publicly traded securities of another company) in a transaction (“acquisition”) which would result in an event described in paragraph 1(b)(i) or 1(b)(ii), the Executive must promptly disclose such participation or agreement to Arch Chemicals. If the Executive so participates or agrees to participate, no payments due under this Agreement or by virtue of any Change in Control provisions contained in any compensation or benefit plan of Arch Chemicals will be paid to the Executive until the acquiring group in which the Executive participates or agrees to participate has completed the acquisition. In the event the Executive so participates or agrees to participate and fails to disclose his or her participation or agreement, the Executive will not be entitled to any payments under this Agreement or by virtue of Change in Control provisions in any Arch Chemicals compensation or benefit plan, notwithstanding any of the terms hereof or thereof.

7. Successors; Binding Agreement.

(a) Arch Chemicals will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Arch Chemicals, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Arch Chemicals would be required to perform if no such succession had taken place. Failure of Arch Chemicals to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement. As used in this Agreement, “Arch Chemicals” means Arch Chemicals as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this paragraph 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

(b) This Agreement shall be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file for the Executive at the Company.

If to the Company:	Arch Chemicals, Inc.
501 Merritt 7
P.O. Box 5204
Norwalk, CT 06856-5204
Attention: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut (without giving effect to its conflicts of law).

10. Miscellaneous. Except as specifically provided in paragraph 18(d), no provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and Arch Chemicals. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement, including its exhibits, constitutes the complete understanding between the parties with respect to the subject matter hereof except as otherwise provided in this paragraph 10 or paragraph 16(e). This Agreement shall remain a valid and enforceable contract between the parties notwithstanding any voluntary, for Cause or other employment termination. The Executive acknowledges that the Employment Agreement relating to Intellectual Property which the Executive signed and is attached as Exhibit B shall continue to remain in effect in accordance with its terms.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

12. Withholding of Taxes. Arch Chemicals may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assignor transfer this Agreement or any rights or obligations hereunder, except as provided in paragraph 7 above. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this paragraph, Arch Chemicals shall have no liability to pay any amount so attempted to be assigned or transferred.

14. No Employment Right. This Agreement shall not be deemed to confer on the Executive a right to continued employment with Arch Chemicals or any of its subsidiaries.

15. Disputes/Arbitration.

(a) Except with respect to enforcement by Arch Chemicals of Paragraph 16 or other legal action by Arch Chemicals for breach by the Executive of paragraph 16, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration at Arch Chemicals’ corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. The arbitration tribunal shall reach a decision within 120 days of its appointment but such time period may be extended by such arbitration tribunal in the interest of justice. Failure to adhere to this time limit will not constitute a basis for challenging the arbitration award or decision. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b) Arch Chemicals shall pay all reasonable legal fees and expenses, as they become due, which the Executive may incur prior to the second anniversary of the date of Termination to enforce this Agreement through arbitration or otherwise unless the arbitrator determines that Executive had no reasonable basis for his or her claim. Should Arch Chemicals dispute the entitlement of the Executive to such fees and expenses, the burden of proof shall be on Arch Chemicals to establish that the Executive had no reasonable basis for his or her claim. Any amounts reimbursable by Arch Chemicals pursuant to this paragraph 15(b) shall be paid to the Executive prior to the last day of the calendar year following the calendar year in which such fees are incurred. Reimbursements and expenses paid by Arch Chemicals during any calendar year shall not affect the reimbursements and expenses paid in any other calendar year, and the right to payments, benefits and reimbursements cannot be liquidated or exchanged for any other benefit.

16. Nonsolicitation.

(a) Executive agrees that while employed by Arch Chemicals and for one year immediately following the cessation of Executive’s employment with Arch Chemicals for any reason (whether voluntary or otherwise), Executive shall:

(i) not, in any way, directly or indirectly, on Executive’s own behalf or on behalf of or in conjunction with any person, company, business, partnership, enterprise or organization solicit, entice, hire, employ or endeavor to employ any of the employees of Arch Chemicals (but excluding former employees who are not so solicited, enticed or hired prior to such former employee’s employment termination); and

(ii) not, directly or indirectly, contact or solicit (or advise or consult for any person, organization, partnership, business, company or enterprise with respect to soliciting or contacting) any person or entity who was a customer of Arch Chemicals at any time in the twenty-four (24) month period prior to the Executive’s cessation of employment or any potential customer of Arch Chemicals who was specifically targeted for solicitation by Arch Chemicals at any time during such 24-month period (such customer and potential customer being an “Arch Customer”), for the purpose of diverting such customer from Arch Chemicals with respect to, or for the purpose of recommending, selling or providing any product or service similar to or competing with, any product or service that (A) is offered by Arch

Chemicals at time of employment termination and (B) the Executive was engaged in managing, marketing, selling or manufacturing at any time during his or her employment with Arch Chemicals; provided further that this clause (ii) shall also apply to (x) those Arch Customers with whom the Executive met or contacted at any time prior to employment termination for the express purpose of establishing, soliciting or maintaining a customer relationship with Arch Chemicals and (y) any product or service that is offered by Arch Chemicals at the time of employment termination and that was or was to be the basis of such customer relationship.

(b) The parties have carefully read this Agreement and have given and do now give careful consideration to the restraints imposed upon Executive by this Agreement and are in full accord as to their necessity for the reasonable and proper protection of Arch Chemicals’ businesses. Executive acknowledges and agrees that (i) each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographic area and (ii) that his or her services to Arch Chemicals are unique and special and that the Executive has knowledge of Arch Chemicals’ trade secrets, customer base and other confidential information of Arch Chemicals and the Executive hereby agrees he or she will not assert anything to the contrary in any court, hearing, arbitration, mediation or other legal forum. Executive further acknowledges and agrees that the restrictions contained in this Agreement will not prevent Executive from earning a living within his or her trade or specialty. The restraints imposed by this Agreement shall continue for their full periods and throughout the geographic areas set forth in this Agreement except as provided in paragraph 17 below.

(c) If the Executive shall violate or attempt to violate any of the provisions of this paragraph 16, then Arch Chemicals shall be entitled, as of right, to an injunction and/or other equitable relief against Executive, restraining Executive from violating or attempting to violate any of these provisions. The parties further agree that this provision does not limit any other remedies that may be available to Arch Chemicals for breach of this paragraph 16 by Executive.

(d) The Executive acknowledges that, because of the competitive nature of Arch Chemicals’ businesses and Arch Chemicals’ repeat transactions with many customers, the development and enhancement of customer relationships, contacts and goodwill are critical factors in ensuring Arch Chemicals’ survival and success and that such customer relationships, contacts and goodwill constitute valuable assets belonging to Arch Chemicals, whether or not such assets are produced by the Executive’s own efforts. Executive further acknowledges that directly or indirectly soliciting Arch Chemicals’ customers for a competitor of Arch Chemicals would inevitably result in disclosure of trade secrets and confidential information belonging to Arch Chemicals, thus irreparably harming Arch Chemicals.

(e) The provisions contained in this Paragraph 16 are in addition to, and supplement, any other nonsolicitation or noncompete agreements to which the Executive may be a party involving Arch Chemicals and do not supersede, amend or limit any such prior agreements.

(f) For purposes of this paragraph 16, “Arch Chemicals” means Arch Chemicals including its subsidiaries.

17. Severability. The parties have entered into this Agreement in the belief that its provisions are valid, reasonable, and enforceable. However, if any one or more of the provisions contained in this Agreement shall be held to be unenforceable for any reason, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein. However, if any one or more of the provisions contained in paragraph 16 hereof shall for any reason be held to be excessively broad as to time, duration, geographic scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

18. Section 409A.

(a) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither the Executive nor any of the Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Arch Chemicals or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Arch Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under any Arch Plan may not be reduced by, or offset against, any amount owing by the Executive to Arch Chemicals or any of its affiliates.

(c) If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by Arch Chemicals from time to time) and (ii) Arch Chemicals shall make a good faith determination that an amount payable under an Arch Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Arch Chemicals (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

(d) Notwithstanding any provision of this Agreement or any Arch Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Arch Chemicals reserves the right to make amendments to this Agreement and any Arch Plan as Arch Chemicals deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, except as specifically provided in Section 6(b), the Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or for the Executive’s account in connection with any Arch Plan (including any taxes and penalties under Section 409A), and neither Arch Chemicals nor any affiliate shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

ARCH CHEMICALS, INC.

By:	/s/ Michael E. Campbell
Michael E. Campbell
Chairman, President & CEO

/s/ Luis Fernandez-Moreno
Name:	Luis Fernandez-Moreno

Exhibit A

Form of Release

1. In return for the payments and benefits provided by Arch Chemicals, Inc. (the “Company”) under the Executive Agreement, dated                     , 2010 (the “Executive Agreement”) between the undersigned and the Company, the undersigned agrees not to bring or to participate in any legal proceedings against the Company, its subsidiaries or successors or the officers, agents, representatives or executives of the Company or its subsidiaries or their respective successors (collectively “Releasees”) which the undersigned may have or claim to have as a result of the undersigned’s employment which arise out of or relate to acts or conduct or omissions which occurred prior to the execution of this release. For purposes of the preceding sentence, “participation” does not include participating in legal proceedings under compulsion of legal process.

2. The undersigned releases and forever discharges each of the Releasees from any and all claims or causes of action of any kind, known or unknown, including claims of discrimination based on age under the federal Age Discrimination in Employment Act, as amended, or under any related state, federal or local law, ordinance or regulation; or claims or causes of action under Title VII of the Civil Rights Act, as amended, or under any related federal, state or local law, ordinance or regulation; or discrimination claims or causes of action under the American with Disabilities Act or under any related federal, state or local law, ordinance or regulation; any claims under the Family and Medical Leave Act or any related state or local law, ordinance or regulation, or based upon any other factor prohibited by federal, state or local law, ordinance or regulation; any claims for wages, incentive pay, bonuses or other compensation or for benefits of any kind (exclusive of accrued but unpaid wages and vacation pay as of the date of employment termination, any compensation deferred under the Employee Deferral Plan, qualified and non-qualified pension and savings plan benefits and any rights with respect to outstanding and exercisable stock options, vested performance share units or similar outstanding and vested stock-based awards granted under the Company’s incentive stock plan (which stock-based awards are the subject of other arrangements and plan provisions), any payments or benefits to which the undersigned is entitled under the Executive Agreement) or claims under the Employee Retirement Income Security Act; any claims for attorney’s fees, costs or expenses; and any other statutory or common law claims, including but not limited to any claims for wrongful discharge, for negligent and/or intentional infliction of “emotional distress” or any other tort claim, any claim for breach of any implied or express contract, libel, slander, promissory or equitable estoppel, breach of an implied covenant of good faith and fair dealing, fraud or misrepresentation. In addition, the undersigned further agrees that except as may be required by court order or subpoena or federal law or regulations, the undersigned will not in any way, directly or indirectly, assist any individual or entity in bringing or prosecuting any lawsuit against the Releasees.

3. The undersigned acknowledges that the consideration the undersigned has received from the Company under the Executive Agreement fully satisfies any and all claims he or she may now have or previously had with respect to his or her employment with or separation from the Company and any of its subsidiaries, including, without limitation, Job Transition Benefits.

4. It is understood, however, that the undersigned’s agreement not to bring a cause of action against the Company does not include any action alleging a breach of the Executive Agreement by the Company and that nothing herein shall prevent the undersigned from bringing a claim for indemnification as a Company officer under Article IV of the Company’s Amended and Restated Articles of Incorporation at any time as provided therein and in accordance therewith.

5. The undersigned understands that the Employment Agreement Relating to Intellectual Property with the Company, which the undersigned signed and is attached hereto as Attachment A, shall continue to remain in effect according to its terms.

6. Moreover, the undersigned agrees that should he or she breach this release in any manner, including but not limited to by bringing or participating in a legal proceeding or legal cause of action against the Releasees, contrary to the terms hereof, the undersigned will return to the Company any and all payments which the undersigned received under the Executive Agreement, with the exception of any benefits to which the undersigned was legally entitled by law, in the absence of the Executive Agreement.

7. The undersigned understands that the Company does not acknowledge or admit that it has violated any of the undersigned’s rights under any federal, state or local law or ordinance or that it has violated any contractual or other legal obligations. Nothing in this release, nor the fact that the Company has entered this release, shall be construed as an admission of liability or wrongdoing by the Company, which liability or wrongdoing is expressly denied.

8. The undersigned is hereby advised to consult with an attorney of his or her choice and the undersigned agrees that he or she has been afforded a period of at least twenty-one (21) days to consider the terms of this release with such attorney or with anyone else whom the Employee chooses to consult, that the undersigned understands he or she has seven (7) days from the date of signing this release in which to revoke it and that this release shall not become effective or enforceable until this revocation period has expired.

9. Finally, the undersigned acknowledges that he or she is fully competent to enter this release that he or she has carefully read and fully understands all of the provisions of this release and the Executive Agreement and that he or she has knowingly and voluntarily executed this release and the Executive Agreement without any pressure or duress in exchange for full and sufficient consideration for which he or she otherwise would not normally be entitled.

Date:
Name: Luis Fernandez-Moreno

2

AMENDMENT TO EXECUTIVE AGREEMENT

AMENDMENT TO EXECUTIVE AGREEMENT (the “Amendment”), dated as of January 26, 2011, between Arch Chemicals, Inc., a Virginia corporation (“Arch Chemicals”), and Luis Fernandez-Moreno (the “Executive”).

WHEREAS, Arch Chemicals and Executive entered into the Executive Agreement, dated as of September 1, 2010 (the “Executive Agreement”);

WHEREAS, the parties desire to enter into this Amendment for the purpose of amending certain provisions of the Executive Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Executive Agreement.

2. Amendment to Paragraph 1. Paragraph 1(e) of the Executive Agreement shall be amended by replacing the period at the end of clause (ii) thereof with a semicolon and by adding the following proviso to the end of the definition of “Executive Severance”:

“provided, that in the event of a CIC Termination (as hereinafter defined), the amounts payable to the Executive pursuant to paragraph 4(a) and 4(b) shall be computed without regard to the words “the greater of (A) $1,000,000 or (B)” in the first line of this definition and such words shall in such case have no effect.

3. Effectiveness. This Amendment shall be effective as of September 1, 2010 upon the execution and delivery of this Amendment by the parties hereto.

4. Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Connecticut (without giving effect to its conflicts of law).

5. No Other Amendments. Except as expressly amended hereby, the Executive Agreement is in all respects ratified and confirmed by each of the parties hereto and the terms thereof shall remain in full force and effect and, except as expressly provided herein, no waiver or modification of the terms or conditions thereof is intended or to be inferred.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above set forth.

ARCH CHEMICALS, INC.

By:	/s/ Michael E. Campbell
Name: Michael E. Campbell
Title: Chairman, President & CEO

/s/ Luis Fernandez-Moreno
Name: Luis Fernandez-Moreno